Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces $50 Million Prepayment
 of Senior Credit Facility

Carmel, Ind., February 28, 2011 – CNO Financial Group, Inc. (NYSE: CNO) today announced that it is making a $50 million voluntary prepayment of its senior secured credit facility.  After this payment, the outstanding principal balance of the facility will be $325 million and the next scheduled principal payment under the facility will be due September 30, 2012.

Jim Prieur, CEO, said, “We are pleased that our improved earnings and financial position have enabled CNO to make this prepayment.  Our board reviewed available options and concluded that this payment was the most appropriate use of our capital at this time.”

About CNO

CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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